Prospectus

Filed pursuant to Rule 424(b)(5)

File No. 333-201466

COMMON SHARES

This prospectus relates to the sale or other disposition from time to time by the selling shareholder identified in this prospectus of up to 5,839,617 common shares consisting of 500,000 common shares, up to 4,259,259 common shares that issued upon the conversion of outstanding 8% Original Issue Discount Senior Convertible Debenture (the “Debenture”) and up to 1,080,357 common shares may be issued upon the exercise of outstanding Common Stock Purchase Warrants (the “Warrants”).  All of the common shares, when sold, will be sold by the selling shareholder.  We are not selling any common shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of the common shares by the selling shareholder.  We will, however, receive the net proceeds of any warrants exercised for cash, if any.

The selling shareholder may sell or otherwise dispose of some or all the common shares covered by this prospectus in a number of different ways and at varying prices.  We provide more information about how the selling shareholder may sell or otherwise dispose of their common shares in the section entitled “Plan of Distribution” on page 23.  Discounts, concessions, commissions and similar selling expenses attributable to the sale of common shares covered by this prospectus will be borne by a selling shareholder.  We will pay the expenses incurred in registering the common shares covered by this prospectus, including legal and accounting fees.  We will not be paying any underwriting discounts or commissions in this offering.

Our common shares are listed on the NYSE MKT under the symbol TRX and on the Toronto Stock Exchange (“TSX”) under the symbol TNX.  On April 24, 2015, the closing prices for a common share on the NYSE MKT and TSX were $0.41 and Cdn$0.49 per share, respectively.

Investing in our securities involves a high degree of risk.  Before making an investment decision, please read “Risk Factors” beginning on page 6 of this prospectus and any other risk factor included in any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2015.

TABLE OF CONTENTS

PAGE

ABOUT THIS PROSPECTUS

1

PROSPECTUS SUMMARY

2

RISK FACTORS

6

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

14

CAPITALIZATION AND INDEBTEDNESS

15

USE OF PROCEEDS

16

MARKET FOR OUR COMMON SHARES

16

EXCHANGE RATES

17

SELLING SHAREHOLDER

18

PLAN OF DISTRIBUTION

22

DESCRIPTION OF OUR SECURITIES

23

TAXATION

26

MATERIAL CHANGES

30

EXPENSES

31

LEGAL MATTERS

31

EXPERTS

31

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

31

WHERE YOU CAN FIND ADDITIONAL INFORMATION

32

i

ABOUT THIS PROSPECTUS

We have not, and the selling shareholder has not, authorized anyone to provide you with information that is additional to or different from that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any free writing prospectus in connection with the offering described herein.  We and the selling shareholder take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you.

We have not registered the sale of the common shares under the securities laws of any state.  Brokers or dealers effecting transactions in the common shares offered hereby should confirm that such shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

Neither this prospectus nor any prospectus supplement nor any free writing prospectus is an offer to sell any securities other than the securities offered hereby.  Neither this prospectus nor any prospectus supplement nor any free writing prospectus is an offer to sell securities in any circumstances in which such an offer is unlawful.

We are not making an offer to sell the securities covered by this prospectus in any jurisdiction in which an offer or solicitation is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus.  You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus that we have authorized for use in connection with this offering is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission.  This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.  You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the registration statement and documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision.

In this prospectus, “we,” “us,” “our,” the “Company,” and “Tanzanian” refer to Tanzanian Royalty Exploration Corporation and its subsidiaries, unless the context otherwise requires.  In addition, references to dollar amounts in this prospectus shall mean United States dollars, unless otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference in this prospectus.  This summary is not complete and does not contain all of the information that you should consider before investing in our common shares.  After you read this summary, to fully understand our Company and this offering and its consequences to you, you should read this entire prospectus, any prospectus supplement, and any related free writing prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 6, any prospectus supplement, and any related free writing prospectus as well as the other documents that we incorporate by reference into this prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus is a part.

Our Company

The Company is a mineral resource company with exploration and development stage properties, engaged in the acquisition of interests in and the exploration of natural resource properties and the development of those properties where warranted.  The Company commits its own resources to the initial evaluation of mineral properties and in selected situations, if and when warranted, the Company enters into joint venture agreements with other corporations to further the exploration and development of such properties, in exchange for annual rental/option payments and post-production royalty payments or with a view to direct development of a mine for the purpose of earning income from the sale of gold and other mined materials.  At present, the Company’s natural resource activities do not generate any income from production.

The Company’s main area of interest has been in the exploration and development of gold properties, with the primary focus on exploring for and developing gold properties in Tanzania, and, in particular, the Buckreef Gold Mine Re-development Project in northern Tanzania (“Buckreef Project”).  At this time, and for the near future, the Buckreef Project will remain the focus of the Company’s exploration and development activities.

Our Strategy

Our strategy is to become a gold producer and generate revenue by placing the Buckreef Project into production.  We recently completed the following in order to place the Buckreef Project into production:

•

construction of the Heap Leach Plant, consisting of four 100 meter by 30 meter heap leach pads at the Buckreef Project located in the Lake Victoria Goldfields of Tanzania;

•

initiation of continued grade control drilling over the Buckreef Project south block in order to assist in mapping and identifying the highest ore grade matter to supply the Heap Leach Plant; and

•

construction of resource models for the Buckreef Project (Buckreef Main, Eastern Porphyry, Bingwa and Tembo).

Corporate Information

The Company was originally incorporated under the name “424547 Alberta Ltd.” in the Province of Alberta on July 5, 1990, under the Business Corporations Act (Alberta).  The name was changed to “Tan Range Exploration Corporation” on August 13, 1991.  The name of the Company was again changed to “Tanzanian Royalty Exploration Corporation” on February 28, 2006.  The Company is also registered in the Province of British Columbia as an extra-provincial company under the Business Corporations Act (British Columbia) and in the Province of Ontario as an extra-provincial company under the Business Corporations Act (Ontario).

The principal executive office of the Company is located at 44th Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y4, Canada, and its telephone number is 604.696.4236.

The Securities the Selling Shareholder May Offer

The selling shareholder named in this prospectus may offer and sell up to 5,839,617 common shares, including 500,000 common shares held by the Debenture holder, 4,259,259 common shares which represent the outstanding balance of the Debenture as of the filing of this Registration Statement divided by $0.27 and 1,080,357 common shares which represent 110% of the number of common shares issuable upon the exercise of the Warrants pursuant to a registration rights agreement.

Throughout this prospectus, when we refer to our common shares being registered on behalf of the selling shareholder, we are referring to the common shares that have been issued and may be issuable upon conversion of or payment for the Debenture or exercise of the Warrants.  Throughout this prospectus, when we refer to the selling shareholder, we are referring to the selling shareholder named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

Securities Purchase Agreement

On December 9, 2014, we entered into a securities purchase agreement with JGB (Cayman) Weston Ltd. (“JGB”), the selling shareholder, pursuant to which we may sell to JGB up to $15,000,000 in The Debenture and the Warrants.  Pursuant to this agreement, we sold $10,000,000 of the Debenture and Warrants to purchase 982,143 shares at an exercise price of $0.98 per share, subject to adjustment for $9,200,000.  Provided certain financial conditions are met, including that the VWAP for the common shares for five consecutive trading days commencing on February 25, 2015, shall be not less than $0.90 per common share, on or around March 4, 2015, an additional $5,000,000 in The Debenture and related Warrants equal to a number equal to approximately $350,000 divided by the conversion price may be sold for $4,600,000.  We did not meet the conditions set forth in the preceding sentence.

The $9,200,000 proceeds from the sale described above were subject to an escrow account, of which on December 26, 2014, $1,766,582 was released to the Company.  The balance of the proceeds were held in escrow and during the period commencing on the December 26, 2014 and ending on September 30, 2015 may be released upon the meeting of certain conditions.

The Debenture matures in two years and the Company shall pay interest to the Debenture’s holder on the outstanding principal amount of the Debenture at the rate of 8% per annum.

The Debenture, and, at the election of the holder, interest thereon, are convertible into our common shares at the election of the holder thereof at a conversion price equal to $0.98 per common share subject to anti-dilution provisions, including stock dividends and stock splits, subsequent rights offerings, pro rata distributions, a fundamental transaction and the issuance of common shares or common share equivalents at a price, or exercise or conversion price, at less than the then current the Debenture conversion price.

Upon the following events, the Debenture may be redeemed: (i) commencing on March 1, 2015, the selling shareholder will have the right to require the Company to redeem up to $750,000 of the Debenture principal per month in cash or, at the election of the Company, a number of common shares equal to the amount of the Debenture principal subject to redemption divided by 90% of the average of the five lowest daily volume weighted average prices for the preceding 20 trading period prior to the notice of election to redeem; (ii) upon a change in control, the holder of the Debenture may require us to redeem the Debenture at 110% of the outstanding principal balance payable in cash or, at the holder’s option, common shares at the then current conversion price; and (iii) upon a permitted project financing, we shall redeem the Debenture at 105% of the outstanding principal balance payable in cash or, at the holder’s option, common shares at the then current conversion price.

In the event of a default, the Debenture’s holder may declare all of the then outstanding principal of the Debenture, including any interest and late charges, to be due and payable immediately.  In the event of such acceleration, the amount due and owing to the Debenture’s holder shall be 110% of the outstanding principal of the Debenture held by the Debenture holder.

The Warrants are exercisable immediately for a period of five years for cash, or where no registration statement is in effect with respect to the underlying common shares, on a cashless exercise basis, at an exercise price of $0.98 per common share, subject to adjustment in the event of stock dividends and splits, or sales or grants of common shares or common share equivalents in certain transactions at less than the then current exercise price.  The Warrant holder will also have the right to participate in subsequent rights offerings, pro rata distributions and certain fundamental transactions.

In connection with such securities purchase agreement, we entered into a registration rights agreement with JGB, dated December 9, 2014, pursuant to which we agreed to file the registration statement of which this prospectus forms a part with the SEC and to use our reasonable best efforts to cause such registration statement to become effective as promptly as practicable after filing, and are required to cause such registration statement to remain effective until the common shares offered hereby have been sold or may be freely sold without limitations or restrictions as to volume or manner of sale pursuant to Rule 144 under the Securities Act.

Modification Agreement

On March 23, 2015, the Company and JGB entered into a Modification Agreement that amended the securities purchase agreement, the Debenture and registration rights agreement. Pursuant to the Modification Agreement, the Company and JGB agreed to release the funds currently held in escrow to JGB.  As a result, the outstanding principal balance of the Debenture was reduced to approximately $1,450,000 and JGB is not required to fund any additional amounts to the Company.

In addition, under the terms of the Debenture, the selling shareholder had the right to require the Company to redeem up to $750,000 of the Debenture principal per month in cash or, at the election of the Company, in the form of common shares.  The Debenture was amended to provide that for the month of April 2015, the Company shall not be required to pay a redemption of more than $300,000 in cash and to the extent that this Registration Statement is declared effective during April 2015, the Company shall be allowed to make redemption payment in the form of common shares pursuant to the original formula set forth in the Debenture subject the satisfaction of certain conditions.

Finally, in consideration of the Modification Agreement, the Company issued the Selling Shareholder 500,000 common shares and certain additional investment rights to acquire a $4,000,000 debenture on the pricing terms as set forth in the Modified Agreement, that may be exercised in Selling Shareholder’s sole discretion; however, such debenture and the stock underlying it are not being registered in this registration statement.

Offering

Common shares outstanding before the offering:	102,239,380(1)

Common shares offered by the selling shareholder:	5,018,728(2)

Common shares outstanding after the offering:	107,258,108

Use of proceeds:	We will not receive any proceeds from the sale of the common shares offered by the selling shareholder. We will, however, receive the net proceeds of any Warrants exercised for cash.

NYSE MKT symbol	TRX

TSX symbol	TNX

Risk factors:

Before deciding to invest in our common shares, you should carefully consider the risks related to our business, the offering and our common shares. See “Risk Factors” beginning on page 7 of this prospectus.

(1) Represents the number of common shares outstanding as of April 20, 2015, and excludes:

•

713,235 shares issuable upon exercise of benefit plan awards;

•

1,382,143 shares available for issuance under outstanding warrants, debentures, convertible securities, excluding common shares underlying the Debenture and Warrants applicable to this offering.

(2) Represents 500,000 common shares, 3,536,585 common shares that may be issued in connection with the conversion of the Debenture based on the outstanding principal balance of $1,450,000 and price of a common share at $0.41 and 982,143 common shares upon the exercise of Warrants as of April 24, 2015.  We have contractually agreed to register 5,839,617 common shares which represents 500,000 common shares, 5,370,370 common shares that may issuable under the Debenture based on the outstanding principal balance of $1,450,000 divided by $0.27, and 110% of the number of common shares issuable upon the exercise of outstanding Warrants. If all common shares were issued based on the number of common shares as determined under the registration rights agreement, the number of common shares outstanding after the offering giving effect to the Debenture conversion and Warrant exercise would be 6,950,728.

Transfer Agent

The Company’s transfer agent is Computershare Trust Company of Canada 510 Burrard Street, Vancouver, BC, Canada V6C 3B9; and its telephone number is 604.661.9400.

RISK FACTORS

Investment in our common shares involves risks.  Before deciding whether to invest in our common shares, you should consider carefully the risk factors discussed below and those contained in “Part I.  Item 3.  Key Information – D.  Risk Factors” of our Annual Report on Form 20-F for the fiscal year ended August 31, 2014, as filed with the Securities and Exchange Commission (“SEC”) which is incorporated herein by reference in its entirety, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC.  If any of the risks or uncertainties described in our SEC filings actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected.  This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment.  The risks and uncertainties we have described are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to the Company

We have decided to begin production at the Buckreef Project without preparing a pre-feasibility study or bankable feasibility study which may subject us to more risks.

We have decided to begin production at the Buckreef Project without preparing a pre-feasibility study or bankable feasibility study which is a more common practice within the mining industry and therefore may subject us to more business risks.  Our decision to begin production at the Buckreef Project was based on limited prior historical information, drilling programs, modeling, and positive metallurgical testing.  Therefore, our decision to begin production at the Buckreef Project was based on limited information which may or may not be representative of information regarding the mine had we otherwise prepared a more comprehensive study.  In addition, basing our decision to begin production on limited information may make us susceptible to risks, including:

•

certain difficulties in obtaining expected metallurgical recoveries when scaling up to production scale;

•

the preliminary nature of mine plans and processing concepts and applying them to full scale production;

•

determining operating/capital costs estimates and possible variance associated with constructing, commissioning and operating the Buckreef facilities based on limited information;

•

that metallurgical testing is in development and may not be representative of results of the Buckreef Project; and

•

that we may underestimate capital and operating costs without a comprehensive bankable feasibility study.

The Company has incurred net losses since its inception and expects losses to continue.

The Company has not been profitable since its inception.  For the fiscal year ended August 31, 2014, the Company had a net loss of Cdn$2,416,265 for the year ended, and an accumulated deficit of Cdn$69,095,649 at, August 31, 2014.  The Company has never generated revenues and does not expect to generate revenues from operations until one or more of its properties are placed in production.  There is a risk that none of the Company’s properties will be placed into production.

The Company’s exploration activities are highly speculative and involve substantial risks.

All of the Company’s properties are in the exploration or development stage and no proven mineral reserves have been established.  The Company’s exploration work may not result in the discovery of mineable deposits of ore in a commercially economical manner.  There may be limited availability of water, which is essential to milling operations, and interruptions may be caused by adverse weather conditions.  The Company’s future operations, if any, are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls.

The Company has uninsurable risks.

The Company may be subject to unforeseen hazards such as unusual or unexpected formations and other conditions.  The Company may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or against which it may elect not to insure.  The payment of such liabilities may have a material adverse effect on the Company’s financial position.

The Company depends on key management personnel.

The success of the operations and activities of the Company is dependent to a significant extent on the efforts and abilities of its management, including James E. Sinclair, President and Chief Executive Officer and Joseph Kahama, Chairman and Chief Operating Officer (Tanzania).  Investors must be willing to rely to a significant extent on their discretion and judgment.  The Company does not have employment contracts with the President and Chief Executive Officer.  The Company maintains key-man life insurance on the President and Chief Executive Officer, but not on the Chairman and Chief Operating Officer (Tanzania).

The Company may need additional capital.

As at August 31, 2014, the Company had cash and cash equivalents of $1,829,661 and working capital of $1,325,667.  However, the Company will continue to incur exploration and development costs to fund its plan of operations and may need to raise additional capital.  Although the Company originally entered into an agreement to issue up to $4 million in Debentures, it remains subject to the investor electing to purchase such additional amounts.  Further, in the event the Company does not generate anticipated revenues from production, the Company may need to raise additional capital to commence or continue operations.  The raising of additional capital by the Company may dilute existing shareholders.

Substantial doubt about the Company’s ability to continue as a going concern.

Based on the Company’s current funding sources and taking into account the working capital position and capital requirements at August 31, 2014, these factors indicate the existence of a material uncertainty that raises substantial doubt about the Company’s ability to continue as a going concern and is dependent on the Company raising additional debt or equity financing.

The Company has no cash flow from operations and has historically depended on the proceeds from equity financings for its operations.

The Company’s current operations do not generate any cash flow.  Any work on the Company’s properties may require additional equity financing.  If the Company seeks funding from existing or new joint venture partners, its project interests will be diluted.  If the Company seeks additional equity financing, the issuance of additional shares will dilute the current interests of the Company’s current shareholders.  The Company may not be able to obtain additional funding to allow the Company to fulfill its obligations on existing exploration properties.  The Company’s failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development and the possible partial or total loss of the Company’s potential interest in certain properties or dilution of the Company’s interest in certain properties.

The Company may be characterized as a passive foreign investment company.

We may be characterized as a passive foreign investment company (“PFIC”). If we are determined to be a PFIC, our U.S. shareholders may suffer adverse tax consequences.  Under the PFIC rules, for any taxable year that our passive income or our assets that produce passive income exceed specified levels, we will be characterized as a PFIC for U.S. federal income tax purposes.  This characterization could result in adverse U.S. tax consequences for our U.S. shareholders, which may include having certain distributions on our common shares and gains realized on the sale of our common shares treated as ordinary income, rather than as capital gains income, and having potentially punitive interest charges apply to the proceeds of sales of our common shares and certain distributions.

Certain elections may be made to reduce or eliminate the adverse impact of the PFIC rules for holders of our common shares, but these elections may be detrimental to the shareholder under certain circumstances. The PFIC rules are extremely complex and U.S. investors are urged to consult independent tax advisers regarding the potential consequences to them of our classification as a PFIC.  See “TAXATION – Material United States Federal Income Tax Considerations”

Risks Relating to the Mining Industry

The Company cannot accurately predict whether commercial quantities of ores will be established.

Whether an ore body will be commercially viable depends on a number of factors beyond the control of the Company, including the particular attributes of the deposit such as size, grade and proximity to infrastructure, as well as mineral prices and government regulations, including regulations relating to permitting, prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  The Company cannot accurately predict the exact effect of these factors, but the combination of these factors may result in a mineral deposit being unprofitable.  The Company has no mineral producing properties at this time.  Although the mineralized material estimates included herein have been prepared by the Company, or, in some instances have been prepared, reviewed or verified by independent mining experts, these amounts are estimates only and there is a risk that a particular level of recovery of gold or other minerals from mineralized material will not in fact be realized or that an identified mineralized deposit, if any, will never qualify as a commercially mineable or viable reserve.

The exploration for and development of mineral deposits involves significant risks.

Mineral resource exploration is a speculative business and involves a high degree of risk.  The Company has recently completed a diamond drilling program on the Buckreef Project.  The Company is reviewing the results of the drilling program in the context of analyzing the economic significance of the deeper resources at the Buckreef Project using current gold prices.  However, the exploration for and development of mineral deposits involves significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate.  Although the discovery of a resource may result in substantial rewards, few explored properties are ultimately developed into producing mines.  Significant expenditures may be required to locate and establish reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site.

The Company may not be able to establish the presence of minerals on a commercially viable basis.

The Company’s ability to generate revenues and profits, if any, is expected to occur through exploration and development of its existing properties as well as through acquisitions of interests in new properties.  The Company will need to incur substantial expenditures in an attempt to establish the economic feasibility of mining operations by identifying mineral deposits and establishing ore reserves through drilling and other techniques, developing metallurgical processes to extract metals from ore, designing facilities and planning mining operations.  The economic feasibility of a project depends on numerous factors beyond the Company’s control, including the cost of mining and production facilities required to extract the desired minerals, the total mineral deposits that can be mined using a given facility, the proximity of the mineral deposits to a user of the minerals, and the market price of the minerals at the time of sale.  The Company’s existing or future exploration programs or acquisitions may not result in the identification of deposits that can be mined profitably.

The Company depends on consultants and engineers for its exploration programs.

The Company has relied on and may continue to rely upon consultants for exploration development, construction and operating expertise.  Substantial expenditures are required to construct mines, to establish ore reserves through drilling, to carry out environmental and social impact assessments, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the exploration infrastructure at any site chosen for exploration.  The Company may not be able to discover minerals in sufficient quantities to justify commercial operation, and the Company may not be able to obtain funds required for exploration on a timely basis.

The Company may not have clear title to its properties.

Acquisition of title to mineral properties is a very detailed and time-consuming process, and the Company’s title to its properties may be affected by prior unregistered agreements or transfers, or undetected defects.  Several of the Company’s prospecting licenses are currently subject to renewal by the Ministry of Energy and Minerals of Tanzania.  There is a risk that the Company may not have clear title to all its mineral property interests, or they may be subject to challenge or impugned in the future.

Mining exploration, development and operating activities are inherently hazardous.

If the Company experiences mining accidents or other adverse conditions, the Company’s mining operations could be materially adversely affected.  The Company’s exploration activities may be interrupted by any or all of the following mining accidents such as cave-ins, rock falls, rock bursts, pit wall failures, fires or flooding.  In addition, exploration activities may be reduced if unfavorable weather conditions, ground conditions or seismic activity are encountered, ore grades are lower than expected, the physical or metallurgical characteristics of the ore are less amenable than expected to mining or treatment, dilution increases or electrical power is interrupted.  Occurrences of this nature and other accidents, adverse conditions or operational problems in future years may result in the Company’s failure to achieve current or future exploration and production estimates.

Development of the Company’s projects is based on estimates and the Company cannot guarantee that its projects, if any, will be placed into production.

Any potential production and revenues based on production from any of the Company’s properties are estimates only.  Estimates are based on, among other things, mining experience, resource estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing.  The Company’s actual production from the Buckreef Project, if it ever achieves production, may be lower than its production estimates.  Each of these factors also applies to future development properties not yet in production at the Company’s other projects.  In the case of mines the Company may develop in the future, it does not have the benefit of actual experience in its estimates, and there is a greater likelihood that the actual results will vary from the estimates.  In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

The Company’s exploration activities are subject to various federal, state and local laws and regulations.

Laws and regulation govern the development, mining, production, importing and exporting of minerals; taxes; labor standards; occupational health; waste disposal; protection of the environment; mine safety; toxic substances; and other matters.  The Company requires licenses and permits to conduct exploration and mining operations.  Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a substantial adverse impact on the Company.  Applicable laws and regulations will require the Company to make certain capital and operating expenditures to initiate new operations.  Under certain circumstances, the Company may be required to close an operation once it is started until a particular problem is remedied or to undertake other remedial actions.

The Company’s mineral interests in Tanzania are held under prospecting licenses granted pursuant to the Mining Act, 2010 (Tanzania) for a period of up to four years, and are renewable two times for a period of up to two years each.  There are initial preparation fees and annual rental fees for prospecting licenses based on the total area of the license.  Renewals of prospecting licenses can take many months and possibly even years to process by the regulatory authority in Tanzania and there is no guarantee that they will be granted.  With each renewal at least 50% of the licensed area, if greater than 20 square kilometers, must be relinquished and if the Company wishes to keep the relinquished one-half portion, it must file a new application for the relinquished portion.  There is no guarantee on the timing for processing the new application and whether it will be successful.

Risks Relating to the Market

The Company’s competition is intense in all phases of the Company’s business.

The mining industry in which the Company is engaged is in general, highly competitive.  Competitors include well-capitalized mining companies, independent mining companies and other companies having financial and other resources far greater than those of the Company.  The Company competes with other mining companies in connection with the acquisition of gold and other precious metal properties.  In general, properties with a higher grade of recoverable mineral and/or which are more readily mineable afford the owners a competitive advantage in that the cost of production of the final mineral product is lower.  Thus, a degree of competition exists between those engaged in the mining industries to acquire the most valuable properties.  As a result, the Company may eventually be unable to acquire attractive gold mining properties.

The Company is subject to the volatility of metal and mineral prices.

The economics of developing metal and mineral properties are affected by many factors beyond the Company’s control, including, without limitation, the cost of operations, variations in the grade ore or resource mined, and the price of such resources.  The market prices of the metals for which the Company is exploring are highly speculative and volatile.  Depending on the price of gold or other resources, the Company may determine that it is impractical to commence or continue commercial production.  Gold prices fluctuate widely and are affected by numerous factors beyond the Company’s control, including central bank purchases and sales, producer hedging and de-hedging activities, expectations of inflation, the relative exchange rate of the U.S. dollar with other major currencies, interest rates, global and regional demand, political and economic conditions, production costs in major gold-producing regions, speculative positions taken by investors or traders in gold and changes in supply, including worldwide production levels.  The price of gold and other metals and minerals may not remain stable, and such prices may not be at levels that will make it feasible to continue the Company’s exploration activities, or commence or continue commercial production. The aggregate effect of these factors is impossible to predict with accuracy.

The Company’s business activities are conducted in Tanzania.

The Company’s principal exploration and development properties are currently located in the United Republic of Tanzania, Africa.  Although the Company believes that the Tanzania government is a stable, multi-party democracy, there is no guarantee that this will continue.  Tanzanian is surrounded by unstable countries enduring political and civil unrest, and in some cases, civil war.  There is no guarantee that the surrounding unrest will not affect the Tanzanian government and people, and therefore, the Company’s mineral exploration activities.  Any such effect is beyond the control of the Company and may materially adversely affect its business.

The Company may be affected in varying degrees by political stability and government regulations relating to the mining industry and foreign investment in Tanzania.  The government of Tanzania may institute regulatory policies that adversely affect the exploration and development (if any) of the Company’s properties.  Any changes in regulations or shifts in political conditions in this country are beyond the control of the Company and may materially adversely affect its business.  Investors should assess the political and regulatory risks related to the Company’s foreign country investments.  The Company’s operations in Tanzania are also subject to various levels of economic, social and other risks and uncertainties that are different from those encountered in North America.  The Company’s operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, restrictions on foreign exchange and repatriation, income taxes, expropriation of property, environmental legislation and mine safety.  Other risks and uncertainties include extreme fluctuations in currency exchange rates, high rates of inflation, labor unrest, risks of war or civil unrest, government and civil unrest, regional expropriation and nationalization, renegotiation or nullification of existing concessions, licenses, permits and contracts, illegal mining, corruption, hostage taking, civil war and changing political conditions and currency controls.  Infectious diseases (including malaria, HIV/AIDS and tuberculosis) are also major health care issues where the Company operates.

Mineral exploration in Tanzania is affected by local climatic and economic conditions.

The Company’s properties in Tanzania have year round access, although seasonal winter rains from December to March may result in flooding in low lying areas, which are dominated by mbuga, a black organic rich laustrine flood soil.  Further, most lowland areas are under active cultivation for corn, rice, beans and mixed crops by subsistence farmers.  As a result, the area has been deforested by local agricultural practices for many years.  The seasonal rains and deforested areas can create a muddy bog in some areas, which can make access more difficult, and could impede or even prevent the transport of heavy equipment to the Company’s mineral properties at certain times of the year between December and March.

The Company’s operations are subject to issues relating to security and human rights.

Civil disturbances and criminal activities such as trespass, illegal mining, theft and vandalism may cause disruptions at the Company’s operations in Tanzania which may result in the suspension of operations.  There is no guarantee that such incidents will not occur in the future.  Such incidents may halt or delay exploration, increase operating costs, result in harm to employees or trespassers, decrease operational efficiency, increase community tensions or result in criminal and/or civil liability for the Company or its employees and/or financial damages or penalties.  The manner in which the Company’s personnel respond to civil disturbances and criminal activities can give rise to additional risks where those responses are not conducted in a manner that is consistent with international standards relating to the use of force and respect for human rights.  The failure to conduct security operations in accordance with these standards can result in harm to employees or community members, increase community tensions, reputational harm to the Company and its partners or result in criminal and/or civil liability for the Company or its employees and/or financial damages or penalties.  It is not possible to determine with certainty the future costs that the Company may incur in dealing with the issues described above at its operations.

The Company is subject to risks related to global financial conditions.

Following the onset of the credit crisis in 2008, global financial conditions were characterized by extreme volatility.  While global financial conditions subsequently stabilized, there remains considerable risk in the system given the extraordinary measures adopted by government authorities to achieve that stability.  Global financial conditions could suddenly and rapidly destabilize in response to future economic shocks, as government authorities may have limited resources to respond to future crises.  Future economic shocks may be precipitated by a number of causes, including continued volatility in the price of oil, geopolitical instability and natural disasters.  Any sudden or rapid destabilization of global economic conditions could impact the Company’s ability to obtain equity or debt financing in the future on terms favorable to the Company.  In such an event, the Company’s operations and financial condition could be adversely impacted.

Risks relating to the Securities of the Company

The Selling Shareholder may convert or exercise some or all of the Debenture and the Warrants into our common shares which will dilute our current shareholders.

The issuance of the common shares through such conversion or exercise will dilute current shareholders. As of April 1, 2015, 4,277,598 of our common shares, subject to further adjustment, may be issued in connection with the conversion of the Debenture and upon the exercise of the Warrants. We have contractually agreed to register 500,000 common shares which already have been issued to the selling shareholder, 5,370,370 common shares that may be issuable under the Debenture, and 1,080,357 of the number of common shares issuable upon the exercise of outstanding Warrants.  The issuance of these common shares upon the conversion of the Debenture and exercise of Warrants will dilute the ownership of existing shareholders.

As a foreign private issuer, the Company is subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to U.S. shareholders.

The Company is a foreign private issuer under applicable U.S. federal securities laws.  As a result, the Company does not file the same reports that a U.S. domestic issuer would file with the SEC, although the Company is required to file with or furnish to the SEC the continuous disclosure documents that the Company is required to file in Canada under Canadian securities laws.  In addition, the Company’s officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit rules of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Therefore, shareholders may not know on as timely a basis when the Company’s officers, directors and principal shareholders purchase or sell common shares, as the reporting dates under the corresponding Canadian insider reporting requirements are longer.  In addition, as a foreign private issuer, the Company is exempt from the proxy rules under the Exchange Act.

The Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

In order to maintain the Company’s current status as a foreign private issuer, a majority of its common shares must be either directly or indirectly owned by non-residents of the United States, unless the Company also satisfies one of the additional requirements necessary to preserve this status.  The Company may in the future lose its foreign private issuer status if a majority of its common shares is held in the United States and it fails to meet the additional requirements necessary to avoid loss of foreign private issuer status.  The regulatory and compliance costs under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs incurred as a Canadian foreign private issuer eligible to use the multijurisdictional disclosure system (“MJDS”).  If the Company is not a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.  In addition, the Company may lose the ability to rely upon certain exemptions from NYSE MKT corporate governance requirements that are available to foreign private issuers.

United States investors may not be able to obtain enforcement of civil liabilities against the Company.

The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that the Company is governed by the Business Corporations Act (Alberta), that some of the Company’s officers and directors are residents of Canada or otherwise reside outside the United States, and that all or a substantial portion of their assets and a substantial portion of the Company’s assets are located outside the United States.  It may not be possible for investors to effect service of process within the United States on certain of the Company’s directors and officers or enforce judgments obtained in the United States courts against the Company, certain of its directors and officers based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States. There is also doubt as to whether an original action could be brought in Canada against the Company or its directors and officers to enforce liabilities based solely upon United States federal or state securities laws.

Common share prices will likely be highly volatile, and your investment could decline in value or be lost entirely.

The market price of the common shares is likely to be highly volatile and may fluctuate significantly in response to various factors and events, many of which the Company cannot control.  The stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations.  Volatility in the market price for a particular issuer’s securities has often been unrelated or disproportionate to the operating performance of that issuer.  Market and industry factors may depress the market price of the Company’s securities, regardless of operating performance.  Volatility in the Company’s securities price also increases the risk of securities class action litigation.

Our common shares must meet the requirements of the NYSE MKT.

The NYSE MKT rules provides that the NYSE MKT may, in its discretion, at any time, and without notice, suspend dealings in or remove any security from listing or unlisted trading privileges, if, among other things, where the financial condition and/or operating results of the issuer appear to be unsatisfactory or it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on the NYSE MKT inadvisable.  Although the Company has received no indication or notification that it common shares may be delisted, in light of the current per common share price, there is no assurance that the Company’s common shares will continue to be listed on the NYSE MKT.

The registration and sale of common shares through this offering may depress our share price.

The registration and sale of common shares upon the conversion of or payment for the Debenture and exercise of Warrants could have the effect of depressing the price of a common share due to the substantial number of common shares that may be sold.

Offers or availability for sale of a substantial number of common shares may cause the price of our common shares to decline.

Sales of a significant number of our common shares in the public market could harm the market price of our common shares and make it more difficult for us to raise funds through future offerings of common shares. Our shareholders may sell substantial amounts of our common shares in the public market. The availability of these common shares for resale in the public market has the potential to cause the supply of our common shares to exceed investor demand, thereby decreasing the price of our common shares.

In addition, the fact that our shareholders can sell substantial amounts of our common shares in the public market, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference into this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements reflect our current view about future plans, intentions or expectations.  These forward-looking statements may be included or incorporated by reference in this prospectus or any prospectus supplement or issuer free-writing prospectus and include, in particular, statements about our plans, strategies and prospects and may be identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.  These forward-looking statements are subject to risks, uncertainties and assumptions about us.  Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.

Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus under the caption “Risk Factors,” and in the reports we have filed or will file with the SEC and which are incorporated by reference herein, including statements under the caption “Risk Factors” and “Forward-Looking Statements” in such reports.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such cautionary statements in this prospectus under the caption “Risk Factors”, and in the reports we have filed or will file with the SEC and which are incorporated by reference herein, including statements under the caption “Risk Factors” and “Forward-Looking Statements” in such reports, in which we have disclosed the material risks related to our business.  These forward-looking statements involve risks and uncertainties, and the cautionary statements identify important factors that could cause actual results to differ materially from those predicted in any forward-looking statements.  We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.  You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.  We qualify all of our forward-looking statements by these cautionary statements.

CAPITALIZATION AND INDEBTEDNESS

The table below set forth our capitalization and indebtedness as at August 31, and November 30, 2014. The table does not take into effect the sale of the Debenture nor Warrants.  Further, the table does not take into effect the sale of common shares by selling shareholder since the Company will not receive the proceeds from the sale of the common shares by the selling shareholder.

	As at August 31, 2014		As at November 30, 2014
	Actual (Cdn$) (Unaudited)	Actual (US$)(1) (Unaudited)	Actual (Cdn$) (Unaudited)	Actual (US$)(2)
Current Liabilities	$1,288,905	$1,185,745	$1,983,779	$1,734,073

Shareholder Equity
Share Capital	117,153,440	107,776,854	117,163,430	102,415,586
Share based payment reserve	935,060	860,221	1,169,441	1,022,239
Warrant reserve	870,037	800,042	870,037	760,522
Accumulated Deficit	(69,095,649)	(63,565,454)	(70,273,734)	(61,428,089)
Equity attributed to owners of the Company	49,862,888	45,872,022	48,929,174	42,770,257
Non-controlling interests	1,641,108	1,509,759	1,591,792	1,391,427
Total shareholders’ equity	51,503,996	47,381,781	50,520,966	44,161,684
Total Liabilities and Shareholder’s Equity	$52,792,901	$48,567,526	$52,504,745	$45,895,756

(1)

The translation of Canadian dollars into U.S. dollars are based on the exchange rate on August 31, 2014 which as Cdn$ 1.087 to US$1.00.

(2)

The translation of Canadian dollars into U.S. dollars are based on the exchange rate on November 30, 2014 which as Cdn$ 1.144 to US$1.00.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of common shares by the selling shareholder pursuant to this prospectus.  A common share covered by this prospectus is issuable upon the conversion of or payment for the Debenture and the exercise of Warrants to purchase our common shares.  Upon any exercise of any of the Warrants for cash, the applicable selling shareholder would pay us the exercise price set forth in the Warrants.  The initial cash exercise price of each warrant is $0.98 per common share.  We expect to use any such proceeds primarily for our working capital and other corporate and operational purposes.  Under certain conditions set forth in the Warrants, the Warrants are exercisable on a cashless basis by net exercise.  If any of the Warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling shareholder.

Each selling shareholder will pay any underwriting discounts and commissions and any expenses incurred by the selling shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by such selling shareholder in disposing of common shares covered by this prospectus.

MARKET FOR OUR COMMON SHARES

Our common shares are qualified for listing on the NYSE MKT under the symbol TRX and on the Toronto Stock Exchange (“TSX”) under the symbol TNX.  The following sets forth the high and low prices expressed in U.S. Dollars on the NYSE MKT and in Canadian Dollars on the TSX for the past full six months and through March 20, 2015, for each quarter for the past two fiscal years and for the past five years.

	NYSE MKT		TSX
	(United States Dollars)		(Canadian Dollars)
	High	Low	High	Low
Last Six Months
March 2015 (through March 30, 2015)	0.65	0.31	0.77	0.39
February 2015	0.62	0.52	0.77	0.65
January 2015	0.68	0.52	0.83	0.63
December 2014	1.10	0.52	1.24	0.60
November 2014	1.36	0.94	1.53	1.10
October 2014	2.15	1.16	2.40	1.32
September 2014	2.45	1.98	2.70	2.20

For the Fiscal Quarter Ended
February 28, 2015	1.10	0.52	1.24	0.60
November 30, 2014	2.45	0.94	2.70	1.10
August 31, 2014	2.57	1.72	2.75	1.89
May 31, 2014	2.81	1.69	3.13	1.81
February 28, 2014	2.67	1.63	2.91	1.75
November 30, 2013	4.06	1.98	4.15	2.05
August 31, 2013	4.15	2.14	4.40	2.20
May 31, 2013	4.20	2.35	4.32	2.38
February 28, 2013	4.79	3.03	4.78	3.02
November 30, 2012	5.34	4.32	5.21	4.28

For Fiscal Year Ended
August 31, 2014	4.06	1.63	4.15	1.75
August 31, 2013	5.34	2.14	5.21	2.20
August 31, 2012	5.94	1.56	5.87	1.59
August 31, 2011	7.82	5.38	7.79	5.32
August 31, 2010	5.63	2.69	5.98	2.91

EXCHANGE RATES

Our financial statements incorporated by reference herein are set forth in Canadian dollars.  The following table sets forth the high and low exchange rate for the past six months based on the noon buying rate in New York City for cable transfers in Canadian Dollars as certified for customs purposes by the Federal Reserve Bank of New York (amount of Canadian dollars = US$1.00).  As of March 30, 2015, the exchange rate was CDN$1.2696 for each US$1.00.

Month	High	Low
February 2015	1.2723	1.2414
January 2015	1.2660	1.1599
December 2014	1.1663	1.1317
November 2014	1.1426	1.1236
October 2014	1.1291	1.1135
September 2014	1.1207	1.0862
August 2014	1.0982	1.0857
July 2014	1.0908	1.0633
June 2014	1.0937	1.0676

SELLING SHAREHOLDER

This prospectus relates to the resale by the selling shareholder identified below of up to 5,839,617 common shares, including 500,000 common shares that have issued, 4,259,259 common shares that may be issued upon the conversion of or payment for the principal of the Debenture and 1,080,000 common shares that may be issued upon the exercise of Warrants.  We are contractually required to register a number of common shares issuable under the Debenture based on the principal outstanding balance of $1,450,000 divided by $0.27 and 1,080,357, which represents 110% of the number of common shares issuable upon the exercise of outstanding Warrants.

The actual number of shares, if any, to be issued may be more or less than such number, and any shares issued in excess of such number will not be eligible for sale under this prospectus, unless amended.

Securities Purchase Agreement

On December 9, 2014, we entered into a securities purchase agreement with JGB (Cayman) Weston Ltd. (“JGB”), the selling shareholder, pursuant to which we may sell to JGB up to $15,000,000 in the Debenture and the Warrants.  Pursuant to this agreement, we sold $10,000,000 of the Debenture and Warrants to purchase 982,143 shares at an exercise price of $0.98 per share, subject to adjustment for $9,200,000.  Provided certain financial conditions are met, including that the VWAP for the common shares for five consecutive trading days commencing on February 25, 2015, shall be not less than $0.90 per common share, on or around March 4, 2015, an additional $5,000,000 in the Debenture and related Warrants equal to a number equal to approximately $350,000 divided by the conversion price may be sold for $4,600,000.  We did not meet the conditions set forth in the preceding sentence.

The $9,200,000 proceeds from the sale described above were subject to an escrow account, of which on December 26, 2014, $1,766,582 was released to the Company.  The balance of the proceeds were held in escrow and during the period commencing on the December 26, 2014 and ending on September 30, 2015 may be released upon the meeting of certain conditions.

The Debenture matures in two years and the Company shall pay interest to the Debenture’s holder on the outstanding principal amount of the Debenture at the rate of 8% per annum.

The Debenture, and, at the election of the holder, interest thereon, are convertible into our common shares at the election of the holder thereof at a conversion price equal to $0.98 per common share subject to anti-dilution provisions, including stock dividends and stock splits, subsequent rights offerings, pro rata distributions, a fundamental transaction and the issuance of common shares or common share equivalents at a price, or exercise or conversion price, at less than the then current Debenture conversion price.

Upon the following events, the Debenture may be redeemed: (i) commencing on March 1, 2015, the selling shareholder will have the right to require the Company to redeem up to $750,000 of the Debenture principal per month in cash or, at the election of the Company, a number of common shares equal to the amount of the Debenture principal subject to redemption divided by 90% of the average of the five lowest daily volume weighted average prices for the preceding 20 trading period prior to the notice of election to redeem; (ii) upon a change in control, the holder of the Debenture may require us to redeem the Debenture at 110% of the outstanding principal balance payable in cash or, at the holder’s option, common shares at the then current conversion price; and (iii) upon a permitted project financing, we shall redeem the Debenture at 105% of the outstanding principal balance payable in cash or, at the holder’s option, common shares at the then current conversion price.

In the event of a default, the Debenture’s holder may declare all of the then outstanding principal of the Debenture, including any interest and late charges, to be due and payable immediately.  In the event of such acceleration, the amount due and owing to the Debenture’s holder shall be 110% of the outstanding principal of the Debenture held by the Debenture holder.

The Warrants are exercisable immediately for a period of five years for cash, or where no registration statement is in effect with respect to the underlying common shares, on a cashless exercise basis, at an exercise price of $0.98 per common share, subject to adjustment in the event of stock dividends and splits, or sales or grants of common shares or common share equivalents in certain transactions at less than the then current exercise price.  The Warrant holder will also have the right to participate in subsequent rights offerings, pro rata distributions and certain fundamental transactions.

In connection with such securities purchase agreement, we entered into a registration rights agreement with JGB, dated December 9, 2014, pursuant to which we agreed to file the registration statement of which this prospectus forms a part with the SEC and to use our reasonable best efforts to cause such registration statement to become effective as promptly as practicable after filing, and are required to cause such registration statement to remain effective until the common shares offered hereby have been sold or may be freely sold without limitations or restrictions as to volume or manner of sale pursuant to Rule 144 under the Securities Act.

Modification Agreement

On March 23, 2015, the Company and JGB entered into a Modification Agreement that amended the securities purchase agreement, the Debenture and registration rights agreement. Pursuant to the Modification Agreement, the Company and JGB agreed to release the funds currently held in escrow to JGB.  As a result, the outstanding principal balance of the Debenture was reduced to approximately $1,450,000 and JGB is not required to fund any additional amounts to the Company.

In addition, under the terms of the Debenture, the selling shareholder had the right to require the Company to redeem up to $750,000 of the Debenture principal per month in cash or, at the election of the Company, in the form of common shares.  The Debenture was amended to provide that for the month of April 2015, the Company shall not be required to pay a redemption of more than $300,000 in cash and to the extent that this Registration Statement is declared effective during April 2015, the Company shall be allowed to make redemption payment in the form of common shares pursuant to the original formula set forth in the Debenture subject the satisfaction of certain conditions.

Finally, in consideration of the Modification Agreement, the Company issued the Selling Shareholder 500,000 common shares and certain additional investment rights to acquire a $4,000,000 debenture on the pricing terms as set forth in the Modified Agreement, that may be exercised in Selling Shareholder’s sole discretion; however, such debenture and the stock underlying it are not being registered in this registration statement.

The entire discussion regarding the securities purchase agreement, the Debenture, Warrants, registration rights agreement and related agreements is qualified in its entirety to such agreements which have been filed with the SEC on December 15, 2015, as exhibits on Form 6-K, as amended by the Modification Agreement filed on Form 6-K on March 25, 2015 and Form 6-K/A filed on April 6, 2015 as an exhibit.

Selling Shareholder Table

The table below sets forth:

●

the names and address of the selling shareholder;

●

the number of common shares beneficially owned by the selling shareholder as of April 24, 2015;

●

the maximum number of common shares that may be sold or disposed of by the selling shareholder under this prospectus;

●

the number of common shares that would be owned by the selling shareholder after completion of the offering, assuming the sale of all of the common shares covered by this prospectus; and

●

the percentage of common shares beneficially owned by the selling shareholder based on 102,239,380 shares of common shares outstanding on April 20, 2015.

None of the selling shareholder is a broker-dealer regulated by the Financial Industry Regulatory Authority.  Other than the agreements noted above, none of the selling shareholder has had any position, office or other material relationship with the Company in the past three years.  All information with respect to share ownership has been furnished by the selling shareholder.  The shares being offered are being registered to permit public secondary trading of such shares and each selling shareholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus.

The term “selling shareholder” also includes any pledgees, donees, transferees or other successors in interest to the selling shareholder named in the table below.  Unless otherwise indicated, to our knowledge, each person named in the table below has voting power and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name.  We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholder who are able to use this prospectus to resell the securities registered hereby.

Beneficial ownership is determined under the rules of the SEC.  The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after April 24, 2015.  The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

As explained below under “Plan of Distribution,” we have agreed with the selling shareholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.  In connection with the sale of securities to JGB, we paid Forefront Capital Financial Advisors at closing a fee equal to $200,000 in cash, 400,000 common shares, and 400,000 two-year common share purchase warrants exercisable at $0.98 per common share.  In addition, Forefront Capital Financial Advisors will be entitled to a fee equal to 7% of any subsequent drawdown in cash, and 400,000 common share purchase warrants if the principal amount outstanding under the Debenture is increased to $15 million.

	Common Shares Beneficially Owned Prior to the Offering			Common Shares Beneficially Owned After the Offering
Selling Shareholder	Shares(2)	Percentage	Shares Being Offered	Shares	Percentage
JGB (Cayman) Weston Ltd.(1)	5,018,720(1)(3)	4.91%	5,018,720(1)	0	0%

(1)

JGB Capital Management LP is the investment manager of the selling shareholder and has voting and investment control over these securities. JGB Management Inc. is the general partner of JGB Capital Management LP. Brett Cohen is the principal of JGB Management Inc. Notwithstanding the foregoing, Brett Cohen disclaims beneficial ownership over these securities.

(2)

Represents 500,000 common shares owned by the selling shareholders and 3,536,586 common shares that may be issued in connection with the conversion of the Debenture based on April 24, 2015 price of $0.41 and 982,134 upon the exercise of Warrants as of the date of the table.  Although the common ownership table does not reflect it, we have contractually agreed to a number of common shares issuable under the Debenture equal to $1,450,000 divided by $0.27 and 110% of the number of common shares issuable upon the exercise of outstanding Warrants. If this were the case, the selling shareholder would offer 6,950,728 common shares.

(3)

The Debenture and Warrants held by a particular holder will not be convertible or exercisable to the extent such conversion or exercise would result in such holder owning more than (i) 4.99% of the number of common shares outstanding after giving effect to the issuance of common shares issuable upon such conversion or exercise calculated in accordance with Section 13d of the Exchange Act; (ii) 9.9% of the number of common shares outstanding after giving effect to the common shares issuable upon such conversion or exercise calculated in accordance with Section 102 and 102.1 of Part XX of the Securities Act (Ontario); or (iii) 19.9% of the number of common shares outstanding after giving effect to the issuance of the common shares issuable upon such conversion or exercise calculated in accordance with the definition of “Beneficial Ownership” in Section 1.1(e) of our Shareholder Rights Plan Agreement.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE MKT, the TSX or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling shareholder may use any one or more of the following methods when selling securities:

•

ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•

block trades in which the broker dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker dealer as principal and resale by the broker dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales;

•

transactions through broker dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

•

a distribution in-kind to holders of the selling stockholders;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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a combination of any such methods of sale; or

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any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholder may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling shareholder (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA 2121.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect and (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale securities covered hereby may not be sold, unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholder or any other person.  We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR SECURITIES

Common Shares

The Company’s Restated Articles of Incorporation authorize the Company to issue an unlimited number of common shares, without par value.  On November 23, 2011, the Board resolved that the Company authorize for issuance up to a maximum of 115,000,000 common shares, subject to further resolutions of the Company’s board of directors.  As of April 20, 2015, 102,239,380 common shares were outstanding.  All issued and outstanding common shares are fully paid and non-assessable.  Each holder of record of common shares is entitled to one vote for each common share so held on all matters requiring a vote of shareholders, including the election of directors.  The holders of common shares will be entitled to dividends on a pro-rata basis, if as and when declared by the board of directors.  There are no preferences, conversion rights, preemptive rights, subscription rights, or restrictions or transfers attached to the common shares.  In the event of liquidation, dissolution, or winding up of the Company, the holders of common shares are entitled to participate in the assets of the Company available for distribution after satisfaction of the claims of creditors.

The rights of shareholders cannot be changed without a special resolution of at least 2/3 of the votes cast by the shareholders who voted in respect of the resolution, and separate classes of shareholders are entitled to separate class votes.  Any such alteration of shareholder’s rights would also require the regulatory acceptance of the TSX and the NYSE MKT.  There are no provisions of the Company’s Articles or Bylaws that would have the effect of delaying, deferring, or preventing a change of control of the Company, and that would operate only with respect to a merger, acquisition, or corporate restructuring involving the Company (or any of its subsidiaries).

8% Original Issue Discount Senior Convertible Debenture and Warrants

On December 9, 2014, we entered into a securities purchase agreement with JGB, the selling shareholder, pursuant to which we may sell the Debenture in the aggregate principal amount of up to $15,000,000 and Warrants to purchase our common shares.  Pursuant to this agreement, we sold $10,000,000 of the Debenture and warrants to purchase 982,143 common shares at an exercise price of $0.98 per common share for an aggregate purchase price of $9,200,000.  On March 23, 2015, the Company and JGB entered into a Modification Agreement that amended the securities purchase agreement, the Debenture and registration rights agreement. Pursuant to the Modification Agreement, the Company and JGB agreed to release the funds currently held in escrow to JGB.  As a result, the outstanding principal balance of the Debenture was reduced to approximately $1,450,000 and JGB is not required to fund any additional amounts to the Company.

Debenture.  The Debenture bear interest at the rate of 8.0% per annum on the outstanding principal amount, with interest-only payments due monthly and all principal and interest due two years from the issuance date.

Prepayment.  After six months from the issuance date, we will have the right to prepay: (i) all or any portion of the principal amount outstanding out the proceeds of an equity financing; and (ii) the entire principal amount outstanding from the proceeds of any debt financing, in each case, at 107% of the principal being prepaid.

Conversion.  The Debenture, and, at the election of the holder, interest thereon, are convertible into our common shares at the election of the holder thereof at a conversion price equal to $0.98 per common share subject to anti-dilution provisions, including stock dividends and stock splits, subsequent rights offerings, pro rata distributions, a fundamental transaction and the issuance of common shares or common share equivalents at a price, or exercise or conversion price, at less than the then current the Debenture conversion price.  Notwithstanding the foregoing, the Debenture held by a particular holder will not be convertible to the extent that such conversion would result in such holder owning more than (i) 4.99% of the number of common shares outstanding after giving effect to the issuance of common shares issuable upon conversion of the Debenture calculated in accordance with Section 13(d) of the Exchange Act; (ii) 9.9% of the number of common shares outstanding after giving effect to the common shares issuable upon the conversion of the Debenture calculated in accordance with Section 102 and 102.1 of Part XX of the Securities Act (Ontario); or (iii) 19.9% of the number of common shares outstanding after giving effect to the issuance of the common shares upon the conversion of the Debenture calculated in accordance with the definition of “Beneficial Ownership” in Section 1.1(e) of our Shareholder Rights Plan Agreement.

Redemption.  Upon the following events, the Debenture may be redeemed: (i) commencing on March 1, 2015, the selling shareholder will have the right to require the Company to redeem up to $750,000 ($300,000 for the month of April 2015) of the Debenture principal per month in cash or, at the election of the Company, a number of common shares equal to the amount of the Debenture principal subject to redemption divided by 90% of the average of the five lowest daily volume weighted average prices for the preceding 20 trading period prior to the notice of election to redeem; (ii) upon a change in control, the holder of the Debenture may require us to redeem the Debenture at 110% of the outstanding principal balance payable in cash or, at the holder’s option, common shares at the then conversion price; and (iii) upon a permitted project financing, we shall redeem the Debenture at 105% of the outstanding principal balance payable in cash or, at the holder’s option, common shares at the then conversion price. The Company’s right to elect to redeem the Debenture with common shares is subject to the satisfaction of certain equity conditions, including the effectiveness of a registration statement covering the resale of such shares, the listing of such shares on a trading market, the holder’s lack of material non-public information about the Company, no event of default and a minimum closing price of the common shares of $0.30 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction).

Warrants.  In connection with the securities purchase agreement for the Debenture, the Company issued to the selling shareholder initial Warrants to purchase 982,143 common shares.  The Warrants are exercisable immediately for a period of five years for cash, or where no registration statement is in effect with respect to the underlying common shares on a cashless exercise basis, at an exercise price of $0.98 per common share, subject to adjustment in the event of stock dividends and splits, or sales or grants of common shares or common share equivalents in certain transactions at less than the then current exercise price.  The Warrant holder will also have the right to participate in subsequent rights offerings, pro rata distributions and certain fundamental transactions.  The holder shall not have the ability to exercise the Warrant in the event that upon the exercise, the Warrant, the holder and its affiliates would exceed the Beneficial Ownership Limitations.

Shareholder Rights Plan

This summary is qualified in its entirety by reference to the full text of the Company’s Shareholder Rights Plan (“Rights Plan”), including the definitions therein.

Objectives.  The primary objective of the Rights Plan is to provide the Board with sufficient time to explore and develop alternatives for maximizing shareholder value if a take-over bid is made for the Company and to provide every shareholder with an equal opportunity to participate in such a bid.  The Rights Plan encourages a potential acquiror to proceed either by way of a Permitted Bid (as defined in the rights agreement), which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board.

Effective Date.  The Rights Plan became effective as of November 25, 2011, subject to approval of the Shareholder Rights Plan Resolution.

Term.  Unless renewed with the concurrence of the shareholders of the Corporation, the Rights Plan will terminate on the close of business on the date of the 2015 annual meeting of shareholders of the Corporation.

Issue of Rights.  Effective at the close of business on December 12, 2011, one right (a “TNX Right”) has been issued and attached to each Common Share issued and outstanding at the close of business on December 12, 2011 (the “Record Time”) and one TNX Right shall be issued in respect of each Common Share issued after the Record Time and prior to the earlier of the Expiration Time (as defined in the Rights Plan) and date of termination of the Rights Plan.

TNX Rights Exercise Privilege.  The TNX Rights will separate from the common shares and will be exercisable ten trading days (the “Separation Time”) after a person has acquired, or commences a take-over bid to acquire, 20% or more of the shares, other than by an acquisition pursuant to a take-over bid permitted by the Rights Plan (a “Permitted Bid”).  Prior to a flip-in event (as described below), each TNX Right entitles the registered holder thereof to purchase from the Company one Common Share at the exercise price equal to five times the market price of a Common Share, subject to adjustments and anti-dilution provisions.  The beneficial acquisition by any person (an “Acquiring Person”) of 20% or more of the common shares, other than by way of a Permitted Bid, is referred to as a “Flip-in Event”.  Any TNX Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event.  Ten trading days after the occurrence of the Flip-in Event, each TNX Right (other than those held by the Acquiring Person), will permit registered holders to purchase, upon payment of the Exercise Price, a number of common shares having an aggregate market value equal to twice the Exercise Price.  The issue of the TNX Rights is not initially dilutive.  Upon a Flip-in Event occurring and the TNX Rights separating from the common shares, holders of TNX Rights not exercising their TNX Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

Lock-up Agreement.  A bidder may enter into Permitted Lock-up Agreements with the Company’s shareholders (“Locked-up Persons”) whereby such shareholders agree to tender their common shares to the take-over bid (the “Subject Bid”) without a Flip-in Event (as referred to above) occurring.  Any such agreement must include a provision that permits the Locked-up Person to withdraw the common shares to tender to another take-over bid or to support another transaction that will provide greater consideration to the shareholder than the Subject Bid.  The Permitted Lock-up Agreement may require that the consideration under the other transaction exceed the consideration under the Subject Bid by a specified amount.  The specified amount may not be greater than 4%.  For greater certainty, a Permitted Lock-up Agreement may contain a right of first refusal or require a period of delay to give a bidder an opportunity to match a higher price in another transaction as long as the shareholder can accept another bid or tender to another transaction.  The Rights Plan requires that any Permitted Lock-up Agreement be made available to the Company and the public.  Under a Permitted Lock-up Agreement, no “break up” fees, “top up” fees, penalties, expense reimbursements or other amounts that exceed in aggregate the greater of (i) 2 ½% of the value payable under the Subject Bid, and (ii) 25% of the amount by which the value received by a Locked-up Person under another take-over bid or transaction exceeds what such Locked-up Person would have received under the Subject Bid, may be payable by such Locked-up Person if the Locked-up Person fails to deposit or tender common shares to the Subject Bid or withdraws common shares previously tendered thereto in order to deposit such common shares to another take-over bid or support another transaction.

Certificates and Transferability.  Prior to the Separation Time, the TNX Rights are evidenced by a legend imprinted on certificates for the common shares issued from and after the Effective Date and are not to be transferable separately from the common shares.  From and after the Separation Time, the TNX Rights will be evidenced by TNX Rights certificates which will be transferable and traded separately from the common shares.

Permitted Bid Requirements.  The requirements for a Permitted Bid include the following:

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the take-over bid must be made by way of a take-over bid circular;

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the take-over bid must be made to all shareholders;

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the take-over bid must be outstanding for a minimum period of 60 days, and common shares tendered pursuant to the take-over bid may not be taken up prior to the expiry of the 60 day period, and only if at such time more than 50% of the common shares held by shareholders, other than the bidder, its affiliates and persons acting jointly or in concert and certain other persons (collectively, the “Independent Shareholders”), have been tendered to the take-over bid and not withdrawn;

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if more than 50% of the common shares held by Independent Shareholders are tendered to the take-over bid within the 60 day period, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of common shares for an additional 10 business days from the date of such public announcement;

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the Rights Plan allows for a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid is in existence.  A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid, except that it may expire on the same date as the Permitted Bid, subject to the requirement that it be outstanding for a minimum period of 35 days.

Waiver.  The Board of Directors, acting in good faith, may, prior to the occurrence of a Flip-in Event, waive the application of the Rights Plan to a particular Flip-in Event (an “Exempt Acquisition”) where the take-over bid is made by a take-over bid circular to all holders of common shares.  Where the Board exercises the waiver power for one take-over bid, the waiver will also apply to any other take-over bid for the Corporation made by a take-over bid circular to all holders of common shares prior to the expiry of any other bid for which the Rights Plan has been waived.  The Board of Directors may also waive the application of the Rights Plan if the Acquiring Person reduces its Beneficial Ownership to less than 20% of all outstanding common shares.

Redemption.  The Board of Directors, with the approval of a majority of the votes of the holders of common shares (or the holders of TNX Rights if the Separation Time has occurred) recorded (including any votes cast by proxy) at a meeting duly called for that purpose, may redeem the TNX Rights at $0.00001 per TNX Right.  TNX Rights shall also be redeemed by the Board without such approval following completion of a Permitted Bid, Competing Permitted Bid or Exempt Acquisition.

Amendment.  The Board of Directors may amend the Rights Plan with the approval of a majority vote of the votes cast by shareholders (or the holders of TNX Rights if the Separation Time has occurred) voting in person or by proxy at a meeting duly called for that purpose.  The directors without such approval may correct clerical or typographical errors and, subject to approval as noted above at the next meeting of the shareholders (or holders of TNX Rights, as the case may be), may make amendments to the Rights Plan to maintain its validity due to changes in applicable legislation.

Exemptions for Institutional Investors.  Generally, investment managers (for client accounts), trust companies (acting in their capacities as trustees and administrators), statutory bodies whose business includes the management of funds and administrators or trustees of registered pension plans or funds (as well as the pension plans or funds) acquiring greater than 20% of the common shares are exempted from triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a take-over bid.  The Rights Plan also includes in this exemption the managers or trustees of certain mutual funds as well as the mutual fund itself.

TAXATION

Material United States Federal Income Tax Considerations

The following summary describes certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the ownership and disposition of our common shares. It addresses only U.S. Holders that hold our common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment purposes). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular U.S. Holders in light of their particular circumstances, nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans, U.S. Holders that own stock constituting 10% or more of our voting power (whether such stock is directly, indirectly or constructively owned), regulated investment companies, common trust funds, U.S. Holders subject to the alternative minimum tax, U.S. Holders holding our common shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, and persons that acquired our common shares as part of a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds our common shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or an entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (B) it has properly elected under applicable Treasury Regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) may depend on both the partner’s and the partnership’s status and the activities of such partnership. Partnerships that are beneficial owners of our common shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the ownership and disposition of our common shares.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, a legal or tax opinion or legal or tax advice to any particular U.S. Holder. U.S. Holders should consult their own tax advisors as to the tax considerations applicable to them in their particular circumstances.

Ownership and Disposition of Our Common Shares

Distributions. Subject to the discussion below under “Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” distributions made with respect to our common shares (including any Canadian taxes withheld from such distributions) generally will be included in the gross income of a U.S. Holder as dividend income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  A corporate U.S. Holder will not be entitled to a dividends received deduction that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

If any dividends are paid in Canadian dollars, the amount includible in gross income will be the U.S. dollar value of such dividend, calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the payment, regardless of whether the payment is actually converted into U.S. dollars. If any Canadian dollars actually or constructively received by a U.S. Holder are later converted into U.S. dollars, such U.S. Holder may recognize currency gain or loss on the conversion, which will be treated as ordinary gain or loss. Such gain or loss generally will be treated as gain or loss from sources within the U.S. for U.S. foreign tax credit purposes.

A U.S. Holder may be entitled to deduct or claim a credit for Canadian withholding taxes, subject to applicable limitations in the Code. Dividends paid on our common shares are expected to be treated as income from sources outside the U.S. and generally will be “passive category income” for U.S. foreign tax credit limitation purposes. The rules governing the foreign tax credit are complex and the availability of the credit is subject to limitations. U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Distributions in excess of our current and accumulated earnings and profits, if made with respect to our common shares, will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in such common shares, and thereafter as capital gain recognized on a sale or exchange.

We do not anticipate paying distributions on our common shares in the near future.

Dispositions. Subject to the discussion below under “Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” upon the sale, exchange or other taxable disposition of our common shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such common shares. Capital gain or loss recognized upon a sale, exchange or other taxable disposition of our common shares will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to such common shares disposed of is more than one year at the time of the sale, exchange or other taxable disposition. The deductibility of capital loss is subject to limitations. For U.S. foreign tax credit purposes, any capital gain or loss generally will be treated as gain or loss from sources within the U.S.

Passive Foreign Investment Company Rules

Certain U.S. federal income tax rules generally apply to a U.S. person that owns or disposes of stock in a non-U.S. corporation that is treated as a passive foreign investment company (a “PFIC”). We would be a PFIC for U.S. federal income tax purposes in any taxable year if 75% or more of our gross income would be passive income, or on average at least 50% of the gross value of our assets is held for the production of, or produces, passive income.  For these purposes, passive income generally includes dividends, interest, certain rents and royalties, and the excess of gains over losses from certain commodities transactions.  Because we generate no revenue, and because of our  previous cash balance, we may be characterized as a PFIC.

If we are a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, you generally will be subject to special rules with respect to (a) any gain realized on the sale or other disposition of the common shares and (b) any “excess distribution” by us to the U.S. Holder in respect of the common shares  (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the common shares). Under the PFIC rules: (i) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the common shares, (ii) the amount allocated to the taxable year in which the gain or excess distribution was realized or to any year before we became a PFIC would be taxable as ordinary income and (iii) the amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect in that year and an interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains under U.S. tax rules. Because a U.S. Holder that is a direct (and in certain cases indirect) shareholder of a PFIC is deemed to own its proportionate share of interests in any lower-tier PFICs, U.S. Holders should be subject to the foregoing rules with respect to any of our subsidiaries characterized as PFICs, if we are deemed a PFIC.

A U.S. Holder may be able to avoid many of these adverse tax consequences if it elects to mark the common shares to market on an annual basis.  However, any such mark-to-market election would not be available for a lower-tier PFIC.  If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the common shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of common shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).  The mark-to-market election is available only if we are a PFIC and the common shares are “regularly traded” on a “qualified exchange.” The common shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the common shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement as disregarded). The NYSE MKT  is a qualified exchange for this purpose and, consequently, if the common shares are regularly traded, the mark-to-market election will be available to a U.S. holder. U.S. Holders are urged to consult their tax advisors with respect to the availability and tax consequences of a mark-to-market election with respect to our common shares.

If we are deemed to be a PFIC, we do not currently intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we were treated as a PFIC for any taxable year. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

A U.S. Holder will be required to file Internal Revenue Service Form 8621 if such U.S. Holder owns common shares in any year in which we are classified as a PFIC.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of the common shares, the consequences to them of an investment in a PFIC, any elections available with respect to the common shares and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of the common shares.

Information Reporting and Backup Withholding Tax

In general, information reporting will apply to dividends in respect of our common shares and the proceeds from the sale, exchange or redemption of our common shares that are paid to a U.S. Holder within the United States (and in certain cases, outside the United States), unless such U.S. Holder is an exempt recipient.  A backup withholding tax may apply to such payments if such U.S. Holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income. Backup withholding tax is not an additional tax. A U.S. Holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such U.S. Holder’s U.S. federal income tax liability or, if backup withholding results in an overpayment of U.S. federal income tax, such U.S. Holder may be entitled to a refund, provided that, in each case, the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

Material Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations of the purchase, ownership and disposition of the common shares offered hereunder generally applicable to purchasers of common shares pursuant to this offering who, at all relevant times, are residents of the U.S. for the purposes of the Canada-United States Tax Convention (1980), as amended (the “Convention”), are not resident in Canada or deemed to be resident in Canada for purposes of the Income Tax Act (Canada), as amended to the date hereof (the “Canadian Tax Act”), hold their common shares as capital property, deal at arm’s length with and are not affiliated with the Company for the purposes of the Canadian Tax Act, do not have a permanent establishment or fixed base in Canada, and do not use or hold and are not deemed to use or hold such common shares in the course of carrying on or being deemed to be carrying on business in Canada (“U.S. Resident Holders”). Whether a U.S. Resident Holder holds common shares as capital property for purposes of the Canadian Tax Act will depend on all of the circumstances relating to the acquisition and holding of those common shares. The common shares will generally be considered to be capital property to a U.S. Resident Holder unless the shares are held in the course of carrying on a business or unless that holder is engaged in an adventure in the nature of trade (i.e. speculation) with respect to such shares. Special rules, which are not discussed in this summary, may apply to a U.S. Resident Holder that is an insurer carrying on business in Canada and elsewhere.

This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder, all specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance of Canada prior to the date hereof (the “Proposals”), the provisions of the Convention as in effect on the date hereof, and an understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency in force as of the date hereof. Other than the Proposals, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada which may differ significantly from those discussed herein. The summary assumes that the Proposals will be enacted substantially as proposed, but there can be no assurance that the Proposals will be enacted as proposed or at all.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Resident Holder, and no representation with respect to the tax consequences to any particular U.S. Resident Holder is made. The tax liability of a U.S. Resident Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Resident Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends

Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Resident Holder on the Offered Shares will generally be subject to Canadian withholding tax equal to 25% of the gross amount of such dividends. Under the Convention and subject to the provisions thereof, the rate of Canadian withholding tax which would apply to dividends paid on the Offered Shares to a U.S. Resident Holder that beneficially owns such dividends is generally 15%, unless the beneficial owner is a company which owns at least 10% of the voting shares of the Company at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided that the shares do not constitute “taxable Canadian property” of the U.S. Resident Holder for purposes of the Canadian Tax Act. In addition, under the Convention a U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of the common shares, provided the value of the shares is, in general terms, not derived principally from real property situated in Canada, as defined in the Convention. The common shares will generally not constitute taxable Canadian property of a U.S. Resident Holder unless (i) at any time during the 60-month period immediately preceding the disposition, the U.S. Resident Holder, persons with whom the U.S. Resident Holder did not deal at arm’s length, or the U.S. Resident Holder together with all such persons owned 25% or more of the issued shares of any class of the capital stock of the Company, and more than 50% of the fair market value of such shares was derived directly or indirectly from Canadian real estate, Canadian resources properties or other taxable Canadian property; or (ii) the common shares were acquired in certain types of tax-deferred exchanges under the Canadian Tax Act in consideration for property that was itself taxable Canadian property. U.S. Resident Holders to whom common shares constitute taxable Canadian property should consult with their own tax advisors as to the Canadian income tax consequences of a disposition of the common shares.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended August 31, 2014 and in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since August 31, 2014.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$4,300
Legal fees and expenses	$35,000
Accounting fees and expenses	$30,000
Miscellaneous	$5,700
Total	$75,000

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Borden Ladner Gervais LLP, Toronto, Canada and Weintraub Tobin Chediak Coleman Grodin Law Corporation, San Francisco, CA with respect to matters of United States law.  A member of Borden Ladner Gervais LLP owns common shares and stock options to purchase common shares in the Company representing less than one percent of the number of common shares outstanding.

EXPERTS

The consolidated financial statements of Tanzanian Royalty Exploration Corporation at August 31, 2014 and 2013, and for each of the two years in the period ended August 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Information relating to certain of the Company’s mineral properties in this prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Venmyn Deloitte (Pty) Ltd and this information has been included in reliance on such persons’ and companies’ expertise.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information.  The documents we are incorporating by reference as of their respective dates of filing are:

•

Our Registration Statement of common shares pursuant to Section 12(b) of the Exchange Act on Form 8-A;

•

Our Registration Statement of common shares purchase rights pursuant to Section 12(b) of the Exchange Act on Form 8-A;

•

Our Annual Report on Form 20-F for the fiscal year ended August 31, 2014, filed with the SEC on November 3, 2014 and amended on Form 20-F/A filed with the SEC on March 31, 2015;

•

Exhibits 99.2 through 99.6 of Form 6-K filed with the SEC on December 15, 2014;

•

Exhibits 99.1 through 99.3 of Form 6-K filed with the SEC on December 31, 2014;

•

Exhibits 99.1 through 99.2 of Form 6-K filed with the SEC on January 14, 2015; and

•

Exhibit 99.1 of Form 6-K filed with the SEC on March 25, 2015.

•

Exhibit 99.1 of Form 6-K/A filed with the SEC on April 6, 2015.

All subsequent annual reports on Form 20-F filed by us and all subsequent reports on Form 6-K filed by us that are identified by us as being incorporated by reference shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus, but before the termination of the offering by this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Each person, including any beneficial owner to whom this prospectus is delivered, may request, orally or in writing, a copy of these documents, which will be provided at no cost, by contacting:

44th Floor, Scotia Plaza

40 King Street West

Toronto, Ontario

M5H 3Y4

Donna Moroney, Corporate Secretary

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers.  We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares.  In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  We will file with the SEC, within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm.

You may read and copy any materials we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.  20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.  We also maintain a website at www.tanzaninan.com, through which you can access our SEC filings.  The information on our web site is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.